EXHIBIT 2.3



                              VILLAGE BANCORP, INC.

                              STOCKHOLDER AGREEMENT

          This STOCKHOLDER AGREEMENT, dated as of November 11, 1998, is entered into by and among Webster Financial Corporation, a Delaware corporation ("Webster"), and the 13 stockholders of Village Bancorp, Inc., a Connecticut corporation ("Village"), named on Schedule I hereto (collectively, the "Stockholders"), who are directors, executive officers and the only "affiliates" (for purposes of Rule 145 under the Securities Act of 1933, as amended) of Village.

          WHEREAS, Webster and Village have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), which is conditioned upon the execution of this Stockholder Agreement and which provides for, among other things, the acquisition of Village by Webster, to be effected by the merger of Village with and into Webster, in a stock for cash and/or stock transaction (the "Merger"); and

          WHEREAS, in order to induce Webster to enter into or proceed with the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement in his/her capacity as a stockholder of Village;

          NOW, THEREFORE in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. OWNERSHIP OF VILLAGE COMMON STOCK. Each Stockholder represents and warrants that the number of shares of Village common stock, par value $3.33 per share ("Village Common Stock"), set forth opposite such Stockholder's name on
Schedule I hereto is the total number of shares of Village Common Stock over which such person has "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that the provisions of Rule 13d-3(d)(1)(i) shall be considered without any limit as to time.

     2. AGREEMENTS OF THE STOCKHOLDERS. Each Stockholder covenants and agrees that:

          (a) Such Stockholder shall, at any meeting of the holders of Village Common Stock called for the purpose, vote or cause to be voted all shares of Village Common Stock in which such Stockholder has the sole or shared right to vote (whether owned as of the date hereof or hereafter acquired) (i) in favor of the Agreement, the Merger and the other transactions contemplated by the Agreement and (ii) against any plan or proposal pursuant to which Village is to be acquired by or merged with, or pursuant to which Village proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than Webster or any affiliate thereof).

          (b) Such Stockholder shall not, prior to the consummation of the Merger or the earlier termination of this Stockholder Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of the shares of Village Common Stock over which such Stockholder has sole or shared dispositive power; provided, however, that this Section 2(b) shall not apply to a pledge existing as of October 27, 1998.

          (c) Such Stockholder shall not in his/her capacity as a stockholder of Village directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Webster or an affiliate thereof) concerning any merger, sale of all or substantially all of the assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transaction involving Village. Nothing herein shall impair such Stockholder's fiduciary obligations as a director of Village.

          (d) Such Stockholder shall use his/her best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger contemplated by the Agreement.

          (e) Such Stockholder shall comply with all applicable federal and state securities laws in connection with any sale of Webster common stock, par value $.01 per share ("Webster Common Stock") received in exchange for Village Common Stock in the Merger, including the trading and volume limitations as to sales by affiliates contained in Rule 145 under the Securities Act of 1933, as amended.

          (f) Except as set forth in the attached Schedule II, such Stockholder has no present plan or intent, and as of the effective time of the Merger, shall have no present plan or intent, to engage in a sale, exchange, transfer (other than an intrafamily gift), distribution (including a distribution by a corporation to its shareholders), redemption, or reduction in any way of such Stockholder's risk of ownership by short sale or otherwise, or other disposition (not including a bona fide pledge), directly or indirectly, with respect to any of the shares of Webster Common Stock to be received by such Stockholder upon the Merger (except for cash received for fractional shares).

     3. TERMINATION. The parties agree and intend that this Stockholder Agreement is a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this
Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms;
provided, however, that if the holders of Village Common Stock fail to approve the Agreement or Village fails to hold a stockholders' meeting to vote on the Agreement, then (i) Section 2(a) clause (ii) hereof shall continue in effect as to any plan or proposal received by Village from any person, entity or group (other than Webster or any affiliate thereof) prior to the termination of the Agreement or within 135 days after such termination and (ii) Section 2(b) hereof shall continue in effect to preclude a sale, except upon consummation of such plan or proposal.

     4. NOTICES. Notices may be provided to Webster and the Stockholders in the manner specified in the Agreement, with all notices to the Stockholders being provided to them at the addresses set forth at Schedule I.

     5. GOVERNING LAW. This Stockholder Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     6. COUNTERPARTS. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     7. HEADINGS. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement.

     8. REGULATORY APPROVAL. If any provision of this Stockholder Agreement requires the approval of any regulatory authority in order to be enforceable, then such provision shall not be effective until such approval is obtained; provided, however, that the foregoing shall not affect the enforceability of any other provision of this Stockholder Agreement.




                            [Signature Page Follows]

     IN WITNESS WHEREOF, Webster Financial Corporation, by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed and delivered as of the day and year first above written.

WEBSTER FINANCIAL CORPORATION

By:  /s/ James C. Smith
   James C. Smith
   Chairman and Chief Executive Officer

STOCKHOLDERS:

/s/ Enrico J. Addessi                   /s/ Jose P. Boa
------------------------------------    ------------------------------------
Enrico J. Addessi                       Jose P. Boa

/s/ Richard O. Carey
------------------------------------    ------------------------------------
Richard O. Carey

/s/ Jeanne M. Cook                      /s/ Nicholas R. DiNapoli
------------------------------------    ------------------------------------
Jeanne M. Cook                          Nicholas R. DiNapoli

/s/ Edward J. Hannafin                  /s/ Joseph L. Knapp
------------------------------------    ------------------------------------
Edward J. Hannafin                      Joseph L. Knapp

/s/ Carl H. Lecher                      /s/ Robert V. Macklin
------------------------------------    ------------------------------------
Carl H. Lecher                          Robert V. Macklin

/s/ Antonio M. Resendes                 /s/ Thomas F. Reynolds
------------------------------------    ------------------------------------
Antonio M. Resendes                     Thomas F. Reynolds

/s/ Robert Scala                        /s/ James R. Umbarger
------------------------------------    ------------------------------------
Robert Scala                            James R. Umbarger

                                   SCHEDULE I

                                                                                     Number of Shares of
                                                                                    Village Common Stock
Name and Address of Stockholder                                                      Beneficially Owned
-------------------------------                                                      ------------------
Enrico J. Addessi      387 Main Street, Ridgefield CT 06877                                33,064
Jose P. Boa            29 Forty Acre Mtn. Rd., Danbury CT 06810                            25,776
Richard O. Carey       P.O. Box 557, Washington Depot CT 06794                             37,186
Jeanne M. Cook         103 Peaceable Ridge Road, Ridgefield CT 06877                        4,840
Nicholas D. DiNapoli   Suite 102, 90 Grove St., Ridgefield CT 06877                        49,282
Edward J. Hannafin     148 Deer Hill Ave., Danbury CT 06810                                31,310
Joseph L. Knapp        P.O. Box 325, Ridgefield CT 06877                                   13,722
Carl H. Lecher         154 Main Street, Ridgefield CT 06877                                 9,560
Robert V. Macklin      16 Colonial Rd., New Fairfield CT 06812                             26,806
Antonio M. Resendes    133 Codfish Hill Rd., Bethel CT 06801                                9,828
Thomas  F. Reynolds    90 Grove St., Suite 101, Ridgefield CT 06877                           280
Robert Scala           35 Orchard St., Stonington CT 06378                                 13,390
James  R. Umbarger     124 Candlewood Mt. Rd., New Milford CT 06776                        25,992

                                   SCHEDULE II

None.